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Exhibit 8.1

[LETTERHEAD OF COOLEY GODWARD LLP]

January 9, 2002

EFTC Corporation
2401 West Grandview
Phoenix, Arizona 85023

Ladies and Gentlemen:

This opinion is being delivered to you in connection with the Form S-4 Registration Statement (the "Registration Statement") filed pursuant to the Amended and Restated Agreement and Plan of Merger dated as of May 2, 2001 and amended as of May 3, 2001 (the "Reorganization Agreement"), by and among EFTC Corporation, a Colorado corporation ("EFTC"), K*TEC Electronics Holding Corporation, a Delaware corporation ("K*TEC"), Thayer-BLUM Funding II, L.L.C., a Delaware limited liability company ("TBF II"), and Suntek Corporation, a newly formed Delaware corporation formerly known as Express EMS Corporation ("Parent"). Pursuant to the terms of the Reorganization Agreement, EFTC Acquisition Corp., a Colorado corporation and wholly-owned subsidiary of Parent ("EFTC Sub"), is merging with and into EFTC (the "EFTC Merger"), K*TEC Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("K*TEC Sub"), is merging with and into TBF II (the "K*TEC Merger") and EFTC and TBF II will each become a wholly-owned subsidiary of Parent (together the "Mergers"). After the Mergers, K*TEC will remain a wholly-owned subsidiary of TBF II.

Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in the Reorganization Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

We have acted as counsel to the special committee of the board of directors of EFTC in connection with the Mergers. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):

    (a) the Reorganization Agreement;

    (b) the Registration Statement;

    (c) those certain tax representation letters of even date herewith delivered to us by Parent, EFTC Sub, K*TEC Sub, EFTC, K*TEC, TBF II and Thayer-BLUM Funding III, L.L.C., a Delaware limited liability company (the "Tax Representation Letters"); and

    (d) such other instruments and documents related to the formation, organization and operation of Parent, EFTC Sub, K*TEC Sub, EFTC, K*TEC and TBF II and to the consummation of the Mergers and the other transactions contemplated by the Reorganization Agreement as we have deemed necessary or appropriate.

In rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

    (a) Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

    (b) All representations, warranties and statements made or agreed to by Parent, EFTC Sub, K*TEC Sub, EFTC, K*TEC, TBF II, TBF III, their managements, employees, officers, directors,

members and stockholders in connection with the Mergers, including, but not limited to, those set forth in the Reorganization Agreement (including the exhibits thereto), the Registration Statement and the Tax Representation Letters are true and accurate at all relevant times;

    (c) All covenants contained in the Reorganization Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof;

    (d) The Mergers will be consummated in accordance with the Reorganization Agreement without any waiver or breach of any material provision thereof, and the Mergers will be effective under applicable state law;

    (e) Any representation or statement made "to the knowledge of" or similarly qualified is correct without such qualification; and

    (f)  The opinion of even date herewith rendered by Latham & Watkins to TBF II and filed as Exhibit 8.2 to the Registration Statement has been delivered and has not been withdrawn.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein and in the Registration Statement, the discussion entitled "Material United States Federal Income Tax Consequences" contained in the Registration Statement, to the extent such discussion reflects statements of law or legal conclusions concerning the material federal income tax consequences of the EFTC Merger, constitutes our opinion as to such consequences.

This opinion does not address the various state, local or foreign tax consequences that may result from the EFTC Merger or the other transactions contemplated by the Reorganization Agreement and does not address the federal tax consequences of any transaction other than the EFTC Merger as described in the Reorganization Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the EFTC Merger or the other transactions contemplated by the Reorganization Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

No opinion is expressed as to any transaction whatsoever, including the EFTC Merger, if any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times.

This opinion only represents our best judgment as to the federal income tax consequences of the EFTC Merger and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion is being delivered solely in connection with the filing of the Registration Statement. It is intended for the benefit of EFTC and may not be relied upon or utilized for any other purpose or by any other person and may not be made available to any other person without our prior written consent.

We consent to the reference to our firm under the caption "Material United States Federal Income Tax Considerations" in the Proxy Statement included in the Registration Statement and to the reproduction and filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

/s/ DANIEL P. MEEHAN Daniel P. Meehan

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Exhibit 8.1